Exhibit 99.3

FOR IMMEDIATE RELEASE

FuelCell Energy Inc. Announces New $200 Million Strategic Corporate Loan Facility with Orion Energy Partners

•	Supports execution of current inflight projects and provides capital for future growth
•	Refinances existing debt and enables payment of dividend obligations
•	Provides continued financial flexibility to support FuelCell Energy’s long-term strategy

DANBURY, CT – November 6, 2019- - Today, FuelCell Energy, Inc. (Nasdaq: FCEL), a leading clean energy company, announced a new, 8-year $200 million strategic corporate loan facility with Orion Energy Partners.   The Company is planning to leverage the initial October/November 2019 draws totaling $80 million to primarily support execution of certain projects within the Company’s $2 billion project backlog.  The balance of the Facility, or $120 million, will be available over the first 18 months to invest in strategic growth, providing working capital as needed.

Specifically, $80 million of the Facility will be deployed toward:

•	Current construction and engineering costs associated with inflight projects, specifically Tulare BioMAT, Bolthouse Farms and the CMEEC U.S. Navy Base fuel cell plant

•	Future growth, including commencing the construction of the first of three FuelCell projects with LIPA

•	Increasing FuelCell Energy’s unrestricted cash balance through the monetization of the Company’s project portfolio and repayment of all short-term outstanding construction loan facilities

•	Funding outstanding dividends for Series B Preferred shareholders

“We are pleased to close the new Facility with Orion Energy Partners.  This successful transaction underscores the confidence Orion Energy Partners has in FuelCell based on its deep understanding of our business and our strategy, as well as the importance of the role our proprietary fuel cell technology plays in delivering a clean energy future,” noted Jason Few, President and Chief Executive Officer of FuelCell Energy.  “With this partnership, we have strengthened our balance sheet and have the funding we need to complete construction of several projects in process, continue to execute on our $2 billion backlog and project awards while driving new sales growth, all of which will generate strong cash flow.”

“We are pleased to announce this new partnership with FuelCell Energy, and look forward to supporting their continued growth as a world leader for reliable, low carbon, base-load distributed power generation,” said Gerrit Nicholas, Co-Founder and Managing Partner of Orion Energy Partners. “This investment is a perfect example of Orion Energy’s focus on providing our partners with flexible, creative capital solutions, while meeting our commitments to environmentally sustainable energy businesses and practices.”

The second tranche and remaining $120 million in financing is subject to the conditions contained in the agreement.

In connection with the Facility, the Company has granted Orion Energy Partners warrants to purchase up to 20 million shares of the Company’s common stock. 8 million shares of these shares are valued at the October 30th, 2019 closing price, while the balance, or 12 million shares are valued at a premium to the October 30th closing price.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results, statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology, and statements regarding the Company’s strategic focuses and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans, business and strategic plans, refinancing and restructuring plans, and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

About Orion Energy Partners

Orion Energy Partners is a credit-oriented private equity firm with over $1 billion of investable capital. Orion Energy is focused on providing creative capital solutions to middle-market energy infrastructure businesses across North America and select international markets with a focus on downstream, midstream, conventional electric power, renewable energy and storage, asset-heavy energy services and other energy subsectors. Its management has substantial experience leading successful energy companies and energy infrastructure investments. The firm was founded in 2015 and has offices in New York and Houston. For more information on Orion Energy Partners, please visit www.OrionEnergyPartners.com.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:
FuelCell Energy
203.205.2491
ir@fce.com

Source: FuelCell Energy

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